Exhibit 10.15

CONFORMED COPY

AMENDMENT NO. 2

TO

ELECTRO SCIENTIFIC INDUSTRIES, INC.

DEFERRED COMPENSATION PLAN

2008 Restatement

February 16, 2012

Electro Scientific Industries, Inc.

an Oregon Corporation

13900 NW Science Park Drive

Portland, OR 97229	Company

The 2008 Restatement of the Electro Scientific Industries, Inc. Deferred Compensation Plan is amended to provide generally for dividends and other distributions relating to restricted stock units and other phantom shares to be credited as additional phantom shares, whether or not the dividends or other distributions are paid in cash with respect to Stock outside of the Plan, as follows (new text is shown by double underline and deleted text is shown by strikeout):

1.	Deferred Compensation Account

4.2 The Account of each participant shall be adjusted by adding credit for deferrals under Section 3 and credit for additional phantom shares of Stock after application of a multiplier as provided in 3.11. Deferred shares of Stock under Section 3 shall be credited as whole phantom shares. Cash amounts under a Cash Deferral Election shall be credited as soon as practicable after the date the amount would have been paid if not deferred. Deferred shares of Stock shall be credited as soon as practicable after receipt of a Stock Deferral Election whether or not the number of shares is subject to later adjustment because of determination of a multiplier. If application of a multiplier would cause credit of fractional phantom shares, the fractional phantom shares shall be recorded, maintained and aggregated with other fractional phantom shares, but fractional phantom shares remaining after aggregation shall be disregarded for payment and no other payment shall be made with respect to fractional phantom shares.

4.4 Amounts recorded as phantom shares of Stock shall not be subject to 4.3 and the following shall apply:

(a) * * *

(b) Generally, phantom shares of Stock will continue to be recorded in shares of Stock. Phantom shares of Stock shall be adjusted to reflect any reorganization, Stock split or combination, dividend or distribution on the Stock, or other event affecting the Stock, as the Committee shall determine. Generally, if the adjustment or dividend would have been paid or recorded in Stock outside of the Plan, the credit to the Account shall be the same number of phantom shares as the number of shares of Stock outside of the Plan. ~~Subject to (c), if~~ If the adjustment or dividend would have been paid or recorded in cash outside of the Plan~~,~~ and the Committee determines that the amount shall be credited in dollars to the Participant’s Account ~~that is subject to~~, the dollars will be credited under 4.3 and treated as invested in guideline funds in accordance with the Participant’s most recent investment election. If the Participant has not elected guideline investments, the guideline fund designated by the Committee under 4.3 shall apply.

(c) Subject to the Committee’s determination under (b) to credit dollars, ~~Phantom~~ phantom shares of Stock generally shall be credited with additional phantom shares of Stock in place of dollars ~~under (a)~~ for cash dividends, distributions or other payments of cash applicable to actual shares of Stock ~~if the record date is before the following~~

~~(1) For phantom shares related to RSUs, the date phantom shares have vested.~~

~~(2) For phantom shares related to PRSUs, the date the number of shares has been determined by application of the performance multiplier under the related PRSUs~~ outside of the Plan. The additional phantom shares representing earnings or payments shall be subject to forfeiture under the same terms as the phantom shares that were credited with the earnings or payments.

(d) * * *

(e) * * *

2.	Effective Date

Amendment No. 2 is effective February 16, 2012 with respect to adjustments credited on or after February 16, 2012.

Company	ELECTRO SCIENTIFIC INDUSTRIES, INC.

	By:	NICHOLAS KONIDARIS
Nicholas Konidaris

Executed: February 16, 2012

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